Exhibit 99.2

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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:
In re	:	Chapter 11
:
PARAGON OFFSHORE PLC, et al.,[1]	:	Case No. 16– ________ ( )
:
Debtors.	:
	:	Joint Administration Requested
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JOINT CHAPTER 11 PLAN OF
PARAGON OFFSHORE PLC AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP	RICHARDS, LAYTON & FINGER, P.A.
Gary T. Holtzer	Mark D. Collins (No. 2981)
Stephen A. Youngman	One Rodney Square
767 Fifth Avenue	920 North King Street
New York, New York 10153	Wilmington, Delaware 19801
Telephone: (212) 310-8000	Telephone: (302) 651-7700
Facsimile: (212) 310-8007	Facsimile: (302) 651-7701

Attorneys for Debtors and	Attorneys for Debtors and
Debtors in Possession	Debtors in Possession

Dated:	February 14, 2016
Wilmington, Delaware

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Paragon Offshore plc (6017); Paragon Offshore Finance Company (6632); Paragon International Finance Company (8126); Paragon Offshore Holdings US Inc. (1960); Paragon Offshore Drilling LLC (4541); Paragon FDR Holdings Ltd. (4731); Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd. (9238); Paragon Offshore (Labuan) Pte. Ltd. (3505); Paragon Holding SCS 2 Ltd. (4108); Paragon Asset Company Ltd. (2832); Paragon Holding SCS 1 Ltd. (4004); Paragon Offshore Leasing (Luxembourg) S.à r.l. (5936); Paragon Drilling Services 7 LLC (7882); Paragon Offshore Leasing (Switzerland) GmbH (0669); Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd. (8362); Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd. (6103); Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited (0667); Paragon Holding NCS 2 S.à r.l. (5447); Paragon Leonard Jones LLC (8826); Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (2832).  The Debtors’ mailing address is 3151 Briarpark Drive, Suite 700, Houston, Texas 77042.

Table of Contents

ARTICLE I. Definitions and Interpretation.		1

1.1	Definitions.	1

1.2	Interpretation; Application of Definitions; Rules of Construction.	15

1.3	Reference to Monetary Figures.	15

1.4	Consent Rights of Plan Support Parties.	15

1.5	Controlling Document.	16

ARTICLE II. Administrative Expense Claims, Fee Claims, and Priority Tax Claims.		16

2.1	Treatment of Administrative Expense Claims.	16

2.2	Treatment of Fee Claims.	16

2.3	Treatment of Priority Tax Claims.	17

ARTICLE III. Classification of Claims and Interests.		17

3.1	Classification in General.	17

3.2	Formation of Debtor Groups for Convenience Only.	17

3.3	Summary of Classification of Claims and Interests.	17

3.4	Separate Classification of Other Secured Claims.	18

3.5	Elimination of Vacant Classes.	18

3.6	Voting; Presumptions; Solicitation.	18

3.7	Cramdown.	19

3.8	No Waiver.	19

ARTICLE IV. Treatment of Claims and Interests.		19

4.1	Class 1: Priority Non-Tax Claims.	19

4.2	Class 2: Other Secured Claims.	19

4.3	Class 3: Revolving Credit Agreement Claims.	20

4.4	Class 4: Secured Term Loan Claims.	20

4.5	Class 5: Senior Notes Claims.	21

i

4.6	Class 6: General Unsecured Claims.	21

4.7	Class 7: Intercompany Claims.	21

4.8	Class 8: Parent Interests.	22

4.9	Class 9: Intercompany Interests.	22

4.10	Debtors’ Rights in Respect of Unimpaired Claims.	22

4.11	Treatment of Vacant Classes.	22

ARTICLE V. Means for Implementation; Post-Effective Date Governance.		23

5.1	Continued Corporate Existence.	23

5.2	Amended and Restated Credit Agreement and Parent Ordinary Shares.	23

5.3	Cancellation of Certain Existing Agreements.	24

5.4	Release of Liens.	24

5.5	Officers and Boards of Directors.	24

5.6	Management Incentive Plan.	24

5.7	Intercompany Interests.	25

5.8	Restructuring Transactions.	25

5.9	Separability.	25

5.10	Settlement of Claims and Controversies.	25

5.11	Restructuring Expenses.	25

ARTICLE VI. Distributions.		26

6.1	Distributions Generally.	26

6.2	Plan Funding.	26

6.3	No Postpetition Interest on Claims.	26

6.4	Date of Distributions.	26

6.5	Distribution Record Date.	26

6.6	Disbursing Agent.	26

6.7	Delivery of Distributions.	27

6.8	Unclaimed Property.	27

6.9	Satisfaction of Claims.	27

6.10	Manner of Payment Under Plan.	28

6.11	Fractional Shares and Notes and De Minimis Cash Distributions.	28

6.12	No Distribution in Excess of Amount of Allowed Claim.	28

6.13	Allocation of Distributions Between Principal and Interest.	28

6.14	Exemption from Securities Laws.	28

6.15	Setoffs and Recoupments.	29

6.16	Rights and Powers of Disbursing Agent.	29

6.17	Withholding and Reporting Requirements.	29

ARTICLE VII. Procedures for Resolving Claims.		30

7.1	Disputed Claims Generally.	30

7.2	Objections to Fee Claims.	30

7.3	Estimation of Claims.	31

7.4	Claim Resolution Procedures Cumulative.	31

7.5	No Distributions Pending Allowance.	31

7.6	Distributions After Allowance.	31

ARTICLE VIII. Executory Contracts and Unexpired Leases.		31

8.1	Assumption of Executory Contracts and Unexpired Leases.	31

8.2	Determination of Cure Disputes and Deemed Consent.	32

8.3	Survival of the Debtors’ Indemnification Obligations.	32

8.4	Compensation and Benefit Plans.	33

8.5	Insurance Policies.	33

8.6	Reservation of Rights.	33

ARTICLE IX. Conditions Precedent to the Occurrence of the Effective Date.		34

9.1	Conditions Precedent to the Effective Date.	34

9.2	Waiver of Conditions Precedent.	35

9.3	Effect of Failure of a Condition.	35

ARTICLE X. Effect of Confirmation.		35

10.1	Binding Effect.	35

10.2	Vesting of Assets.	35

10.3	Discharge of Claims Against and Interests in the Debtors.	36

10.4	Term of Pre-Confirmation Injunctions and Stays.	36

10.5	Plan Injunction.	36

10.6	Releases.	37

10.7	Exculpation.	38

10.8	Injunction Related to Releases and Exculpation.	39

10.9	Subordinated Claims.	39

10.10	Retention of Causes of Action and Reservation of Rights.	39

10.11	Ipso Facto and Similar Provisions Ineffective.	40

10.12	Indemnification and Reimbursement Obligations.	40

ARTICLE XI. Retention of Jurisdiction.		40

11.1	Retention of Jurisdiction.	40

ARTICLE XII. Miscellaneous Provisions.		42

12.1	Amendments.	42

12.2	Revocation or Withdrawal of Plan.	42

12.3	Exemption from Certain Transfer Taxes.	43

12.4	Payment of Statutory Fees.	43

12.5	Severability.	43

12.6	Governing Law.	43

12.7	Immediate Binding Effect.	44

12.8	Successors and Assigns.	44

12.9	Entire Agreement.	44

12.10	Computing Time.	44

12.11	Exhibits to Plan.	44

12.12	Notices.	44

12.13	Reservation of Rights.	46

v

Each of Paragon Offshore plc; Paragon Offshore Finance Company; Paragon International Finance Company; Paragon Offshore Holdings US Inc.; Paragon Offshore Drilling LLC; Paragon FDR Holdings Ltd.; Paragon Duchess Ltd.; Paragon Offshore (Luxembourg) S.à r.l. (5897); PGN Offshore Drilling (Malaysia) Sdn. Bhd.; Paragon Offshore (Labuan) Pte. Ltd.; Paragon Holding SCS 2 Ltd.; Paragon Asset Company Ltd.; Paragon Holding SCS 1 Ltd.; Paragon Offshore Leasing (Luxembourg) S.à r.l.; Paragon Drilling Services 7 LLC; Paragon Offshore Leasing (Switzerland) GmbH; Paragon Offshore do Brasil Ltda.; Paragon Asset (ME) Ltd.; Paragon Asset (UK) Ltd.; Paragon Offshore International Ltd.; Paragon Offshore (North Sea) Ltd.; Paragon (Middle East) Limited; Paragon Holding NCS 2 S.à r.l.; Paragon Leonard Jones LLC; Paragon Offshore (Nederland) B.V.; and Paragon Offshore Contracting GmbH (each, a “Debtor” and collectively, the “Debtors”) proposes the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.  Capitalized terms used herein shall have the meanings set forth in Section 1.1 below.

ARTICLE I.	DEFINITIONS AND INTERPRETATION.

1.1	Definitions.

The following terms shall have the respective meanings specified below:

6.75% Senior Notes means the 6.75% Senior Notes due 2022 issued pursuant to the Senior Notes Indenture in the aggregate principal amount outstanding of Four Hundred and Fifty-Six Million, Five Hundred and Seventy-Two Thousand Dollars ($456,572,000) plus all accrued prepetition interest, fees, and other expenses due under the 6.75% Senior Notes and Senior Notes Indenture.

6.75% Senior Notes Claim means any Claim arising from, or related to, the 6.75% Senior Notes, including, without limitation, any related guarantee claims, which Claims shall be Allowed in the aggregate amount of approximately [Four Hundred and Seventy-Four Million, Five-Hundred and Forty-Seven Thousand and Seven Hundred and Four Dollars ($474,547,704)]2 through the Petition Date.

7.25% Senior Notes means the 7.25% Senior Notes due 2024 issued pursuant to the Senior Notes Indenture in the aggregate principal amount outstanding of Five Hundred and Twenty-Seven Million and Ten Thousand Dollars ($527,010,000) plus all accrued prepetition interest, fees, and other expenses due under the 7.25% Senior Notes and Senior Notes Indenture.

7.25% Senior Notes Claim means any Claim arising from, or related to, the 7.25% Senior Notes, including, without limitation, any related guarantee claims, which Claims shall be Allowed in the aggregate amount of approximately [Five Hundred and Forty-Six Million, Seven Thousand and Nine Hundred and Seventy-Nine Dollars ($546,007,979)]3 through the Petition Date.

2 Exact amount to be confirmed.

2016 Deferred Cash Payment means a contingent right to a deferred payment of Twenty Million Dollars ($20,000,000) in Cash, to be payable as soon as reasonably practicable after the availability of Reorganized Paragon’s audited consolidated financial statements for the fiscal year ended December 31, 2016, but no later than March 31, 2017, solely in the event that the Consolidated EBITDA of Reorganized Paragon for the fiscal year January 1, 2016 through and including December 31, 2016 equals or exceeds Two-Hundred and Nine Million Dollars ($209,000,000).  The Chief Financial Officer of Reorganized Paragon shall deliver a certificate to the Disbursing Agent no later than the date the 2016 Deferred Cash Payment is paid certifying Reorganized Paragon’s Consolidated EBITDA based upon its audited financial statements for the fiscal year ended December 31, 2016.  The 2016 Deferred Cash Payment shall be distributed Pro Rata to holders of Allowed Senior Notes Claims.  The 2016 Deferred Cash Payment shall be evidenced by documentation in form and substance reasonably acceptable to the Required Plan Support Parties, a copy of which shall be included in the Plan Supplement, and the Debtors shall use good faith efforts to promptly obtain a credit rating for such 2016 Deferred Cash Payment from S&P, Moody’s, or any other rating agency agreed to by the Debtors and the Requisite Noteholders.

2017 Deferred Cash Payment means a contingent right to a deferred payment in Cash, which shall be payable as soon as reasonably practicable after the availability of Reorganized Paragon’s audited consolidated financial statements for the fiscal year ended December 31, 2017, but no later than March 31, 2018, solely in the event that:

(a) the Consolidated EBITDA of Reorganized Paragon for the fiscal year January 1, 2017 through and including December 31, 2017 equals or exceeds Two-Hundred and Forty-Eight Million Dollars ($248,000,000) but is less than Two-Hundred and Seventy-Six Million Dollars ($276,000,000), in which case the deferred payment shall be Fifteen Million Dollars ($15,000,000) in Cash; or

(b) the Consolidated EBITDA of Reorganized Paragon for the fiscal year January 1, 2017 through and including December 31, 2017 equals or exceeds Two-Hundred and Seventy-Six Million Dollars ($276,000,000), in which case the deferred payment shall be Thirty Million Dollars ($30,000,000) in Cash.

The Chief Financial Officer of Reorganized Paragon shall deliver a certificate to the Disbursing Agent no later than the date the 2017 Deferred Cash Payment is paid certifying Reorganized Paragon’s Consolidated EBITDA based upon its audited financial statements for the fiscal year ended December 31, 2017.  The 2017 Deferred Cash Payment shall be distributed Pro Rata to holders of Allowed Senior Notes Claims.  The 2017 Deferred Cash Payment shall be evidenced by documentation in form and substance reasonably acceptable to the Required Plan Support Parties, a copy of which shall be included in the Plan Supplement, and the Debtors shall use good faith efforts to promptly obtain a credit rating for such 2017 Deferred Cash Payment from S&P, Moody’s, or any other rating agency agreed to by the Debtors and the Requisite Noteholders.

3 Exact amount to be confirmed.

Adequate Protection Order means, collectively, the interim order authorizing the use of prepetition collateral and cash collateral and granting adequate protection and the final order authorizing and granting such relief, entered by the Bankruptcy Court on February [●], 2016 and [●], 2016, respectively.

Administrative Expense Claim means any Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Fee Claims; and (c) Restructuring Expenses.

Allowed means, (a) with respect to any Claim, (i) any Claim arising on or before the Effective Date (A) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge has been interposed before the later of (1) the Effective Date and (2) sixty (60) days after such claim is asserted, whether though a proof of claim, motion for allowance, or otherwise, or (B) as to which all such challenges have been determined by a Final Order to the extent such challenges are determined in favor of the respective holder, (ii) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors in a Final Order of the Bankruptcy Court, (iii) any Claim expressly allowed under this Plan, (iv) any Claim that is listed in the Schedules as liquidated, non-contingent and undisputed, and (v) any Administrative Expense Claim (A) that was incurred by a Debtor in the ordinary course of business before the Effective Date to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (B) that is not otherwise Disputed; and (b) with respect to any Interest, such Interest is reflected as outstanding in the stock transfer ledger or similar register of any of the Debtors on the Distribution Record Date and is not subject to any objection or challenge.

Amended and Restated Credit Agreement means the Revolving Credit Agreement, as amended and restated, consistent with the Amended and Restated Credit Agreement Term Sheet.  The Amended and Restated Credit Agreement shall be in form and substance reasonably acceptable to the Required Plan Support Parties.

Amended and Restated Credit Agreement Term Sheet means that certain term sheet setting forth the key terms of the Amended and Restated Credit Agreement, annexed as Exhibit A to this Plan.

Amended By-Laws means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated by-laws (including any articles of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement to the extent they contain material changes to the existing documents.

Amended Certificate of Incorporation means, with respect to a Reorganized Debtor, such Reorganized Debtor’s amended or amended and restated certificate of incorporation (including any memorandum of association or similar constitutional document, if any, required under the laws of such Reorganized Debtor’s jurisdiction of organization), a substantially final form of which will be contained in the Plan Supplement, to the extent they contain material changes to the existing documents.

Asset means all of the right, title, and interest of a Debtor in and to property of whatever type or nature (including, without limitation, real, personal, mixed, intellectual, tangible, and intangible property).

Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to these Chapter 11 Cases.

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code or the Bankruptcy Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

Cash means legal tender of the United States of America.

Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, contribution, guarantee, suit, obligation, liability, debt, damage, judgment, account, defense, remedy, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, foreseen or unforeseen, direct or indirect, choate or inchoate, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law.  For the avoidance of doubt, Cause of Action includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claims under any state or foreign law, including, without limitation, any fraudulent transfer or similar claims.

Chapter 11 Case means, with respect to a Debtor, such Debtor’s case under chapter 11 of the Bankruptcy Code commenced on February [●], 2016 in the Bankruptcy Court, jointly administered with all other Debtors’ cases under chapter 11 of the Bankruptcy Code, and styled In re Paragon Offshore plc, et al., Ch. 11 Case No. 16-[●] ([●]).

Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

Class means any group of Claims or Interests classified under this Plan pursuant to section 1122(a) of the Bankruptcy Code.

Collateral means any Asset of an Estate that is subject to a Lien securing the payment or performance of a Claim, which Lien is not invalid and has not been avoided under the Bankruptcy Code or applicable nonbankruptcy law.

Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order means the order of the Bankruptcy Court in form and substance reasonably satisfactory to the Required Plan Support Parties confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

Consenting Noteholders has the meaning ascribed to such term in the Plan Support Agreement.

Consolidated EBITDA means for purposes of the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a) provision for taxes based on income or profits of such Person and its subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b) the Fixed Charges of such Person and its subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c) any foreign currency translation losses (including losses related to currency remeasurements of indebtedness) of such Person and its subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(d) depreciation, amortization, rent payments made under the Prospector Leases (to the extent not reflected in amortization or interest) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its subsidiaries for such period to the extent that such depreciation, amortization, rent payments made under the Prospector Leases (to the extent not reflected in amortization or interest) and non-cash charges and expenses were deducted in computing such Consolidated Net Income; plus

(e) any fees, expenses, charges or losses related to any capital markets transaction, acquisition, disposition or recapitalization (whether or not successful), including such fees, expenses, charges or losses related to the Restructuring and, in each case, deducted (and not added back) in computing Consolidated Net Income; minus

(f) any foreign currency translation gains (including gains related to currency remeasurements of indebtedness) of such Person and its subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(g) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business (and excluding any such non-cash item to the extent that it represents the reversal of an accrual or reserve for a potential cash charge or expense that reduced Consolidated EBITDA in a prior period); minus

(h) the amount of tax benefit based on income or profits of such Person and its subsidiaries for such period, to the extent such benefit was included in the computation of Consolidated Net Income, and plus or minus, as applicable;

(i) the effects of adjustments (including the effects of such adjustments pushed down to the Company and its subsidiaries) in any line item in such Person’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting; plus,

(j) the estimated contribution to Consolidated EBITDA of any contract or rig that is sold or otherwise monetized during such period. Contribution to Consolidated EBITDA will be estimated as follows:

(i) for any contract that is sold or rig that is sold while on a valid, existing contract, the projected contribution to Consolidated EBITDA of such contract or contracted rig from the date of sale or monetization to the earlier of (A) the last day of such period and (B) the end of the relevant contract, as projected in the annual budget approved by the board of directors of Reorganized Paragon for such period, plus for any rig with a contract which expires prior to the end of the relevant period, the estimated contribution to Consolidated EBITDA of such rig between the end of the contract and the end of the relevant period, as determined by the board of directors of Reorganized Paragon at such time

(ii) for any rig that is sold or otherwise monetized that is not subject to a valid, existing contract at the time of sale, the estimated contribution to Consolidated EBITDA in such period as determined by the board of directors of Reorganized Paragon at such time; provided that, for the avoidance of doubt with respect to clauses (j)(i) and (ii), Consolidated EBITDA related to any periods prior to any such sale or other monetization of rigs or contracts shall be without duplication with respect to any actual and projected periods, minus,

(k) the contribution to Consolidated EBITDA of any rig acquired after January 1, 2017,

in each case, on a consolidated basis and determined in accordance with GAAP.

Consolidated Net Income means for purposes of the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication: (a) all extraordinary gains (or losses) and all gains (or losses) realized in connection with any asset sale, the disposition of securities, the early extinguishment of indebtedness or the Restructuring, together with any related provision for taxes on any such gain (or loss), will be excluded; and (b) the cumulative effect of a change in accounting principles will be excluded.  Notwithstanding the foregoing, any gain (or loss) (extraordinary or otherwise) realized in connection with the cancellation of a customer contract shall not be excluded from Consolidated Net Income; provided that, any such gain (or loss) shall be pro-rated over the remaining term of such contract and only such pro-rated gain (or loss) for the applicable period shall be included in Consolidated Net Income for such period.

Cure Amount means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary (a) to cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) to permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

Debtor has the meaning set forth in the introductory paragraph of this Plan.

Debtor in Possession means, with respect to a Debtor, that Debtor in its capacity as a debtor in possession pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of this Plan not to be Allowed.

Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 6.6 hereof (including any Debtor, any Reorganized Debtor, the Senior Notes Indenture Trustee, or, if agreed, the Revolving Credit Facility Agent, as applicable), that acts in such a capacity.

Disclosure Statement means the Disclosure Statement for this Plan, in form and substance reasonably satisfactory to the Required Plan Support Parties, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, or other applicable law.

Disputed means, with respect to a Claim, (a) any Claim, proof of which was timely and properly filed, which is disputed under Section 7.1 of this Plan or as to which the Debtors have interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order, (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed, (c) any Claim that is listed in the Schedules as unliquidated, contingent, or disputed, and as to which no request for payment or proof of claim has been filed, or (d) any Claim that is otherwise disputed by any of the Debtors or Reorganized Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order.

Distribution Record Date means, except with respect to publicly issued securities, the Effective Date.

DTC means the Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

Effective Date means the date which is the first Business Day selected by the Debtors on which (a) all conditions to the effectiveness of this Plan set forth in Section 9.1 hereof have been satisfied or waived in accordance with the terms of this Plan and (b) no stay of the Confirmation Order is in effect.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Estate means the estate of a Debtor created under section 541 of the Bankruptcy Code.

Exculpated Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Plan Support Parties; (d) the Disbursing Agent; and (e) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by Professional Persons.

Final Order means an order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.

Fixed Charges means for purposes of the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to hedging obligations in respect of interest rates; plus

(b) the consolidated interest expense of such Person and its subsidiaries that was capitalized during such period; plus

(c) any interest expense on indebtedness of another Person that is guaranteed by such Person or one of its subsidiaries or secured by a lien on assets of such Person or one of its subsidiaries, whether or not such guarantee or lien is called upon.

GAAP means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions or pronouncements by such other entity as have been approved by a significant segment of the U.S. accounting profession, which are in effect from time to time.

General Unsecured Claim means any Claim, other than an Administrative Expense Claim, a Fee Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Other Secured Claim, a Revolving Credit Agreement Claim, a Secured Term Loan Claim, a Senior Notes Claim, and an Intercompany Claim.

Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

Impaired means, with respect to a Claim, Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

Intercompany Claim means any Claim against a Debtor held by another Debtor.

Intercompany Interest means an Interest in a Debtor other than Paragon Parent held by another Debtor or an affiliate of a Debtor.

Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Effective Date.

Issuing Banks has the meaning ascribed to such term in the Revolving Credit Agreement.

LIBOR has the meaning ascribed to such term in the Revolving Credit Agreement.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Management Incentive Plan means the management incentive plan that may be adopted by the Debtors on or prior to the Effective Date for certain members of the Reorganized Debtors’ management.

Management Incentive Plan Securities means the Parent Ordinary Shares, or any options, warrants, or other securities convertible into Parent Ordinary Shares, issued pursuant to the Management Incentive Plan.

New Board means the initial board of directors of Reorganized Paragon comprised of nine (9) members, one of whom shall be designated by the Requisite Noteholders.

Noble means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales.

Noble Entities has the meaning ascribed to such term in the Noble Settlement Agreement.

Noble Settlement Agreement has the meaning set forth in Section 9.1 of this Plan.

Noble Term Sheet means that certain term sheet setting forth the key terms of a settlement by and between Paragon Parent and Noble, dated as of February 11, 2016, annexed as Exhibit B to this Plan.

Other Secured Claim means any Secured Claim against a Debtor other than a Revolving Credit Agreement Claim or a Secured Term Loan Claim.

Paragon Entities has the meaning ascribed to such term in the Noble Term Sheet.

Paragon Parent means Paragon Offshore plc, a public limited company incorporated under the laws of England and Wales.

Parent Interests means all Interests in Paragon Parent immediately prior to the Effective Date, including all options, warrants, and ordinary shares.

Parent Ordinary Shares means the ordinary shares, nominal value $0.01 per share, of Paragon Parent to be issued pursuant to this Plan.

Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

Petition Date means, with respect to a Debtor, the date on which such Debtor commenced its Chapter 11 Case.

Plan means this joint chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including, without limitation, any appendices, schedules, and supplements to the Plan that are contained in the Plan Supplement), as may be modified from time to time in accordance with the Bankruptcy Code, the terms hereof, and the terms of the Plan Support Agreement.

Plan Distribution means the payment or distribution of consideration to holders of Claims and Interests under this Plan.

Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including, without limitation, the documents to be included in the Plan Supplement, each of which shall be in form and substance reasonably satisfactory to the Required Plan Support Parties.

Plan Supplement means a supplemental appendix to this Plan in form and substance reasonably satisfactory to the Required Plan Support Parties and containing, among other things, substantially final forms of the Management Incentive Plan, if any, the Amended Certificates of Incorporation of the applicable Reorganized Debtors, the Amended By-Laws of the applicable Reorganized Debtors, the Amended and Restated Credit Agreement and, with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided, that, through the Effective Date, the Debtors shall have the right to amend the documents contained in, and the exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Plan Support Agreement.  The Plan Supplement shall be filed with the Bankruptcy Court no later than ten (10) calendar days before the Voting Deadline.

Plan Support Agreement means that certain Plan Support Agreement (including all exhibits thereto), dated as of February 12, 2016, by and among the Debtors and the Plan Support Parties, as may be amended, restated, or otherwise modified in accordance with its terms.

Plan Support Parties means, collectively, the Consenting Noteholders and the holders of the Revolving Credit Agreement Claims that are parties to the Plan Support Agreement.

Priority Non-Tax Claim means any Claim (other than an Administrative Expense Claim or a Priority Tax Claim) that is entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class.

Professional Person means any Person retained by order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

Prospector Leases means, collectively, the Lease Agreement, dated as of June 3, 2015, between Prospector One Corporation and Prospector Rig 1 Contracting Company S.À R.L., and the Lease Agreement, dated as of June 3, 2015, between Prospector Five Corporation and Prospector Rig 5 Contracting Company S.À R.L.

Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

Released Parties means, collectively, and in each case in their capacities as such: (a) the Debtors; (b) the Debtors’ non-Debtor affiliates; (c) the Plan Support Parties; (d) the Revolving Credit Facility Agent; (e) JPMorgan Chase Bank, N.A., in its capacity as former administrative agent under the Secured Term Loan Agreement; (f) the Disbursing Agent; (g) each of the Syndication Agents, Documentation Agents, Joint Lead Arrangers and Joint Lead Bookrunners named in the Revolving Credit Agreement; (h) each of the Issuing Banks under the Revolving Credit Agreement; (i) the Senior Notes Indenture Trustee; and (j) with respect to each of the foregoing entities, such entities’ predecessors, professionals, successors, assigns, subsidiaries, affiliates, managed accounts and funds, current and former officers and directors, principals, shareholders, members, partners, managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such entities’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan.

Reorganized Paragon means Paragon Parent, as reorganized on the Effective Date in accordance with this Plan.

Required Plan Support Parties means, collectively, the Requisite Revolver Lenders and the Requisite Noteholders.

Requisite Noteholders has the meaning ascribed to such term in the Plan Support Agreement.

Requisite Revolver Lenders has the meaning ascribed to such term in the Plan Support Agreement.

Restructuring means the financial restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

Restructuring Expenses means (a) the reasonable and documented fees and expenses incurred by the Plan Support Parties in connection with the Restructuring, as provided in the Plan Support Agreement, including the reasonable fees and expenses of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Consenting Noteholders; Young Conaway Stargatt & Taylor, LLP, Delaware counsel to Consenting Noteholders; one foreign counsel to the Consenting Noteholders in each other applicable jurisdiction under their respective engagement letters; and Ducera Partners LLC, financial advisor to the Consenting Noteholders, and (ii) Simpson Thacher & Bartlett LLP, counsel to the Revolving Credit Facility Agent; Landis Rath & Cobb LLP, Delaware counsel to the Revolving Credit Facility Agent; and PJT Partners LP, financial advisor to the Revolving Credit Facility Agent, in the case of both (i) and (ii), payable without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases; and (b) the reasonable and documented fees and expenses of the Senior Notes Indenture Trustee, as required under the Senior Notes Indenture.

Restructuring Transactions means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the consummation of the transactions provided for under or contemplated by the Plan Support Agreement; (b) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with or reasonably necessary to implement the terms of this Plan and the Plan Support Agreement and that satisfy the requirements of applicable law; (c) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and the Plan Support Agreements; and (d) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate and that are not inconsistent with the Plan.

Revolving Credit Agreement means that certain Senior Secured Revolving Credit Agreement, dated as of June 17, 2014, by and among Paragon International Finance Company and Paragon Parent, as borrowers, the lenders and issuing banks party thereto from time to time, the Revolving Credit Facility Agent, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Barclays Bank plc, as Joint Lead Arrangers and Joint Lead Bookrunners, and certain other parties thereto, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time).

Revolving Credit Agreement Claim means any Claim arising under or related to the Revolving Credit Agreement or any other Credit Documents (as defined in the Revolving Credit Agreement), including, without limitation, all Obligations, Rate Management and Currency Protection Obligations (other than Excluded Swap Obligations), and Specified Cash Management Obligations (as each such term is defined in the Revolving Credit Agreement).

Revolving Credit Facility means, collectively, all advances and other extensions of credit made to the Debtors under the Revolving Credit Agreement.

Revolving Credit Facility Agent means JPMorgan Chase Bank, N.A., solely in its capacities as administrative agent under the Revolving Credit Agreement and as collateral agent with respect to the Revolving Credit Facility and the Secured Term Loan Facility, and together with any of its successors in such capacities.

Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests, and all amendments or supplements thereto filed by the Debtors with the Bankruptcy Court.

Secured Claim means a Claim to the extent (a) secured by a valid, perfected and enforceable Lien on property of a Debtor’s Estate, the amount of which is equal to or less than the value of such property (i) as set forth in this Plan, (ii) as agreed to by the holder of such Claim and the Debtors, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (b) subject to any setoff right of the holder of such Claim under section 553 of the Bankruptcy Code.

Secured Term Loan Agent means [●], solely in its capacity as administrative agent under the Secured Term Loan Agreement, and together with any of its successors in such capacity.

Secured Term Loan Agreement means that certain Term Loan Agreement, dated as of July 18, 2014, by and among Paragon Parent, as parent, Paragon Offshore Finance Company, as borrower, the lenders party thereto from time to time, the Secured Term Loan Agent and certain other parties thereto, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, restated, modified, or supplemented from time to time).

Secured Term Loan Claim means any Claim arising under the Secured Term Loan Agreement, the Term Loan Notes (as defined in the Secured Term Loan Agreement) and the Collateral Documents (as defined in the Secured Term Loan Agreement), including any unsecured Claim pursuant to section 506 of the Bankruptcy Code.

Secured Term Loan Facility means, collectively, all loans made to the Debtors under the Secured Term Loan Agreement.

Securities Act means the Securities Act of 1933, as amended.

Security means any “security” as such term is defined in section 101(49) of the Bankruptcy Code.

Senior Notes means, collectively, the 6.75% Notes and the 7.25% Notes.

Senior Notes Claims means, collectively, the 6.75% Senior Notes Claims and the 7.25% Senior Notes Claims.

Senior Notes Indenture means that certain Indenture, dated as of July 18, 2014, by and among Paragon Parent, as issuer, each of the guarantors named therein, and the Senior Notes Indenture Trustee, including all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith (in each case, as amended, modified, or supplemented from time to time).

Senior Notes Indenture Trustee means Deutsche Bank Trust Company Americas, solely in its capacity as indenture trustee under the Senior Notes Indenture.

Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of such term in sections 1123(a)(4) and 1124 of the Bankruptcy Code.

U.S. Trustee means the United States Trustee for Region 3.

Voting Deadline means the deadline established by the Bankruptcy Court by which ballots accepting or rejecting the Plan must be received by the Debtors.

1.2	Interpretation; Application of Definitions; Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in or exhibit to this Plan, as the same may be amended, waived, or modified from time to time.  The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein and have the same meaning as “in this Plan,” “of this Plan,” “to this Plan,” and “under this Plan,” respectively.  The words “includes” and “including” are not limiting.  The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or plural, shall include both the singular and plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the reference document shall be substantially in that form or substantially on those terms and conditions; (c) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (d) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

1.3	Reference to Monetary Figures.

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America unless otherwise expressly provided.

1.4	Consent Rights of Plan Support Parties.

Notwithstanding anything herein to the contrary, any and all consent rights of the respective Plan Support Parties set forth in the Plan Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the other Plan Documents, and any other Definitive Documents (as defined in the Plan Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.1 hereof) and fully enforceable as if stated in full herein.

1.5	Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document.  In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, or between this Plan and the Disclosure Statement, this Plan shall control.  The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

ARTICLE II.	ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS, AND PRIORITY TAX CLAIMS.

2.1	Treatment of Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim other than a Fee Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Administrative Expense Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities.

2.2	Treatment of Fee Claims.

All Professional Persons seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), 503(b)(6) or 1103 of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) days after the Confirmation Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order(s) relating to or allowing any such Fee Claim.  The Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.  For the avoidance of doubt, this Section of the Plan shall not be applicable to any Restructuring Expenses, which shall be paid pursuant to Section 5.11 of the Plan.

2.3	Treatment of Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of such Allowed Priority Tax Claim shall receive, on account of such Allowed Claim, Cash in an amount equal to the Allowed amount of such Claim; provided, that Allowed Priority Tax Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents establishing, such liabilities, including this Plan.

ARTICLE III.	CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1	Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2	Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, confirmation of this Plan, and making Plan Distributions in respect of Claims against and Interests in the Debtors under this Plan.  Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger of consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal Entities.

3.3	Summary of Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are: (a) Impaired and Unimpaired under this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (b) deemed to accept or reject this Plan:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 3	Revolving Credit Agreement Claims	Impaired	Yes
Class 4	Secured Term Loan Claims	Unimpaired	No (Deemed to accept)
Class 5	Senior Notes Claims	Impaired	Yes
Class 6	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 7	Intercompany Claims	Unimpaired	No (Deemed to accept)
Class 8	Parent Interests	Unimpaired	No (Deemed to accept)
Class 9	Intercompany Interests	Unimpaired	No (Deemed to accept)

3.4	Separate Classification of Other Secured Claims.

Although all Other Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving Plan Distributions.

3.5	Elimination of Vacant Classes.

Any Class that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from this Plan for purposes of voting to accept or reject this Plan, and disregarded for purposes of determining whether this Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to such Class.

3.6	Voting; Presumptions; Solicitation.

(a)            Acceptance by Certain Impaired Classes.  Only holders of Allowed Claims in Classes 3 and 5 are entitled to vote to accept or reject this Plan.  An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan.  Holders of Claims in Classes 3 and 5 will receive ballots containing detailed voting instructions.

(b)            Deemed Acceptance by Unimpaired Classes.  Holders of Claims and Interests in Classes 1, 2, 4, 6, 7, 8, and 9 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, such holders are not entitled to vote to accept or reject this Plan.

3.7	Cramdown.

If any Class of Claims entitled to vote on this Plan does not vote to accept this Plan, the Debtors may (a) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code.

3.8	No Waiver.

Nothing contained in this Plan shall be construed to waive a Debtor’s or other Person’s right to object on any basis to any Claim.

ARTICLE IV.	TREATMENT OF CLAIMS AND INTERESTS.

4.1	Class 1: Priority Non-Tax Claims.

(a)            Treatment: The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Priority Non-Tax Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Priority Non-Tax Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

(b)            Impairment and Voting: Allowed Priority Non-Tax Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

4.2	Class 2: Other Secured Claims.

(a)            Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Secured Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to different treatment, on the later of the Effective Date and the date that is ten (10) Business Days after the date such Other Secured Claim becomes an Allowed Claim, or as soon thereafter as is reasonably practicable, each holder of an Allowed Other Secured Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, at the option of the Reorganized Debtors: (i) Cash in an amount equal to the Allowed amount of such Claim, (ii) Reinstatement or such other treatment sufficient to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, or (iii) return of the applicable Collateral in satisfaction of the Allowed amount of such Other Secured Claim.

(b)            Impairment and Voting: Allowed Other Secured Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Other Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Other Secured Claims.

4.3	Class 3: Revolving Credit Agreement Claims.

(a)            Allowance and Treatment: The Revolving Credit Agreement Claims shall be Allowed as Secured Claims with respect to funded loans and the face amount of undrawn letters of credit in an aggregate principal amount of not less than Seven Hundred and Ninety-Five Million and Six Hundred Thousand Dollars ($795,600,000)4 (plus any unpaid accrued interest, letter of credit fees, other fees, and unpaid reasonable fees and expenses as of the Effective Date, in each case as required under the terms of the Revolving Credit Agreement and to the extent not already paid pursuant to the Adequate Protection Order).  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (ii) below shall be distributed on the Effective Date), each holder of an Allowed Revolving Credit Agreement Claim shall receive, in full satisfaction of and in exchange for such Allowed Secured Claim, its Pro Rata share of: (i) any accrued and unpaid interest from the Petition Date through the Effective Date as set forth in the Adequate Protection Order to the extent not previously paid pursuant to the Adequate Protection Order; (ii) One-Hundred and Sixty-Five Million Dollars ($165,000,000) in Cash and a corresponding permanent commitment reduction; and (iii) the remaining outstanding loans under the Revolving Credit Agreement converted to a term loan under the Amended and Restated Credit Agreement, which shall also provide for the renewal of existing letters of credit and the issuance of new letters of credit on the terms and conditions set forth in the Amended and Restated Credit Agreement Term Sheet.

(b)            Impairment and Voting: Allowed Revolving Credit Agreement Claims are Impaired.  For the avoidance of doubt, existing Revolving Credit Agreement Claims arising under the Guaranty and Collateral Agreement, dated as of July 18, 2014, among Paragon Parent, Paragon International Finance Company, Paragon Offshore Finance Company, the other guarantors party thereto and JPMorgan Chase Bank, N.A., as collateral agent, shall be deemed Impaired and shall be treated as set forth in the Amended and Restated Credit Agreement and related guaranty and collateral documents.  Holders of Allowed Revolving Credit Agreement Claims are entitled to vote on this Plan.

4.4	Class 4: Secured Term Loan Claims.

(a)            Treatment: The legal, equitable, and contractual rights of the holders of Allowed Secured Term Loan Claims are unaltered by this Plan.  On the Effective Date, or as soon as practicable thereafter, the holders of Allowed Secured Term Loan Claims shall have their Allowed Claims Reinstated.

4 Exact amount to be confirmed.

(b)            Impairment and Voting: Allowed Secured Term Loan Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Secured Term Loan Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Secured Term Loan Claims.

4.5	Class 5: Senior Notes Claims.

(a)            Treatment:  On the Effective Date, or as soon as practicable thereafter (provided, that the Cash payments described in (iii) below shall be distributed on the Effective Date) each holder of an Allowed Senior Notes Claim shall receive, in full satisfaction of and in exchange for such Allowed Claim, its Pro Rata share of:  (i) that number of Parent Ordinary Shares which shall in the aggregate comprise thirty-five percent (35)% of the total outstanding ordinary shares of Reorganized Paragon as of the Effective Date without regard to the Management Incentive Plan Securities; (ii) the right to receive the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment in accordance with the terms of this Plan; and (iii) Three-Hundred and Forty-Five Million Dollars ($345,000,000) in Cash.

(b)            Impairment and Voting:  Allowed Senior Notes Claims are Impaired.  Holders of Allowed Senior Notes Claims are entitled to vote on this Plan.

4.6	Class 6: General Unsecured Claims.

(a)            Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by this Plan.  Except to the extent that a holder of a General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(b)            Impairment and Voting: Allowed General Unsecured Claims are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

4.7	Class 7: Intercompany Claims.

(a)            Treatment: On or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtors or Reorganized Debtors, as applicable, in their sole discretion.  All Intercompany Claims between any Debtor and a nondebtor affiliate shall be Unimpaired under this Plan.

(b)            Impairment and Voting: All Allowed Intercompany Claims are either Unimpaired or are deemed Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Claims.

4.8	Class 8: Parent Interests.

(a)            Treatment: On the Effective Date, the holders of Parent Interests shall retain their Parent Interests, subject to dilution on account of the Parent Ordinary Shares to be issued in accordance with this Plan.  After the issuance of the Parent Ordinary Shares, the Parent Interests shall comprise in the aggregate sixty-five percent (65%) of the total outstanding ordinary shares of Reorganized Paragon without regard to the Management Incentive Plan Securities.

(b)            Impairment and Voting: Allowed Parent Interests are either Unimpaired or deemed Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Parent Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Parent Interests.

4.9	Class 9: Intercompany Interests.

(a)            Treatment: Intercompany Interests are Unimpaired.  On the Effective Date, all Intercompany Interests shall be treated as set forth in Section 5.7 hereof.

(b)            Impairment and Voting: Allowed Intercompany Interests are Unimpaired.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Intercompany Interests are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed Intercompany Interests.

4.10	Debtors’ Rights in Respect of Unimpaired Claims.

Except as otherwise provided in this Plan, nothing under this Plan shall affect the rights of the Reorganized Debtors in respect of any Unimpaired Claim, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claim.

4.11	Treatment of Vacant Classes.

Any Claim or Interest in a Class that is considered vacant under Section 3.5 of this Plan shall receive no Plan Distribution.

ARTICLE V.	MEANS FOR IMPLEMENTATION; POST-EFFECTIVE DATE GOVERNANCE.

5.1	Continued Corporate Existence.

(a)            Except as otherwise provided in this Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Certificates of Incorporation, and the Amended By-Laws.  On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(b)            On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, or necessary or appropriate to effectuate this Plan, including, without limitation: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of this Plan and the Plan Documents and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms to which the applicable parties agree; (iii) the filing of appropriate certificates of incorporation and memoranda and articles of association and amendments thereto, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; (iv) Restructuring Transactions; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including, without limitation, making filings or recordings that may be required by applicable law.

5.2	Amended and Restated Credit Agreement and Parent Ordinary Shares.

On the Effective Date, the Reorganized Debtors are authorized to issue or cause to be issued all plan-related securities and documents, including without limitation the Amended and Restated Credit Agreement and the Parent Ordinary Shares, for distribution in accordance with the terms of this Plan and any corporate resolutions.

On the Effective Date, (a) upon the granting of liens in accordance with the Amended and Restated Credit Agreement, the lenders thereunder shall have valid, binding and enforceable liens on the collateral specified in the Amended and Restated Credit Agreement and related guarantee and collateral documentation; and (b) upon the granting of guarantees, mortgages, pledges, liens and other security interests in accordance with the Amended and Restated Credit Agreement, the guarantees, mortgages, pledges, liens and other security interests granted to secure the obligations arising under the Amended and Restated Credit Agreement shall be granted in good faith as an inducement to the lenders thereunder to convert to term loans and extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Amended and Restated Credit Agreement and related guarantee and collateral documentation.

5.3	Cancellation of Certain Existing Agreements.

Except for the purpose of evidencing a right to a Plan Distribution, the 6.75% Notes, the 7.25% Notes and the Senior Notes Indenture shall be deemed cancelled on the Effective Date.

5.4	Release of Liens.

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any Collateral or other property of a Debtor held by such holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory liens, or lis pendens, or similar interests or documents.

5.5	Officers and Boards of Directors.

(a)            The composition of each board of directors of a Reorganized Debtor, including the New Board, shall be disclosed prior to the entry of the order confirming this Plan in accordance with 11 U.S.C. § 1129(a)(5).  The Requisite Noteholders shall have the right to designate one independent member of the New Board.

(b)            Except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such member will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date.  Commencing on the Effective Date, each of the directors of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.6	Management Incentive Plan.

The Debtors may, solely within their discretion, implement the Management Incentive Plan.  Any Management Incentive Plan Securities issued pursuant to the Management Incentive Plan shall proportionally dilute all the Parent Ordinary Shares to be issued in accordance with this Plan and the existing Parent Interests.

5.7	Intercompany Interests.

On the Effective Date and without the need for any further corporate action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests held by Paragon Parent or a direct or indirect subsidiary of Paragon Parent shall be unaffected by the Plan and continue in place following the Effective Date.

5.8	Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan.

5.9	Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in this Plan for purposes of economy and efficiency, this Plan constitutes a separate chapter 11 plan for each Debtor.  Accordingly, if the Bankruptcy Court does not confirm this Plan with respect to one or more Debtors, it may still confirm this Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

5.10	Settlement of Claims and Controversies.

(a)            Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Plan Distributions and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any Plan Distribution on account thereof.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (i) in the best interest of the Debtors, the Estates, the Reorganized Debtors, and their respective property and stakeholders, and (ii) fair, equitable and reasonable.

(b)            Noble Settlement.  Pursuant to the Noble Term Sheet, Noble has agreed to provide, among other things, credit support to Paragon with respect to certain bonding obligations imposed by Mexican Governmental Units in exchange for Paragon’s release of all claims and causes of action arising under, relating to, or in connection with the Spin-Off (as defined in the Noble Term Sheet) that the Paragon Entities may hold against the Noble Entities.

5.11	Restructuring Expenses.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Restructuring Expenses in accordance with the terms of the applicable engagement letters or other applicable contractual arrangements.

ARTICLE VI.	DISTRIBUTIONS.

6.1	Distributions Generally.

The Disbursing Agent shall make all Plan Distributions to the appropriate holders of Allowed Claims in accordance with the terms of this Plan.

6.2	Plan Funding.

Plan Distributions of Cash shall be funded from the Debtors’ and the Reorganized Debtors’ Cash on hand as of the applicable date of such Plan Distribution.

6.3	No Postpetition Interest on Claims.

Except as otherwise specifically provided for in this Plan, including in Sections 4.3 and 4.4 of this Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.4	Date of Distributions.

Unless otherwise provided in this Plan, any distributions and deliveries to be made under this Plan shall be made on the Effective Date or as soon thereafter as is practicable; provided, that other than the Cash to be distributed to holders of Allowed Claims in Class 3 and Class 5 under Sections 4.3(a)(ii) and 4.5(a)(iii) of this Plan, which shall be made on the Effective Date, the Reorganized Debtors may implement periodic distribution dates to the extent they determine them to be appropriate.

6.5	Distribution Record Date.

As of the close of business on the Distribution Record Date, the various lists of holders of Claims in each Class, as maintained by the Debtors or their agents, shall be deemed closed, and there shall be no further changes in the record holders of any Claims after the Distribution Record Date.  Neither the Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of a Claim occurring after the close of business on the Distribution Record Date.  In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount.

6.6	Disbursing Agent.

All distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties.  The Reorganized Debtors shall use all commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records.  The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.17 of this Plan.

6.7	Delivery of Distributions.

(a)            The Disbursing Agent will issue or cause to be issued, the applicable consideration under this Plan and, subject to Bankruptcy Rule 9010, will make all distributions to any holder of an Allowed Claim as and when required by this Plan at: (i) the address of such holder on the books and records of the Debtors or their agents, or (ii) at the address in any written notice of address change delivered to the Debtors or the Disbursing Agent, including any addresses included on any transfers of Claim filed pursuant to Bankruptcy Rule 3001.  In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the Disbursing Agent has been notified of the then-current address of such holder, at which time or as soon thereafter as reasonably practicable such distribution shall be made to such holder without interest.

(b)            With respect to the Parent Ordinary Shares to be distributed to holders of Allowed Senior Notes Claims, all of the shares of the Parent Ordinary Shares shall, to the extent such shares are permitted to be held through DTC’s book-entry system, be issued in the name of such holder or its nominee(s) in accordance with DTC’s book-entry exchange procedures.  To the extent that the Parent Ordinary Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Paragon shall take reasonable actions to cause distributions of the Parent Ordinary Shares to holders of Allowed Senior Notes Claims, including by delivery of one or more certificates representing such shares or by means of book-entry registration on the books of the transfer agent for shares of the Parent Ordinary Shares.

6.8	Unclaimed Property.

One year from the later of: (a) the Effective Date and (b) the date that is ten (10) Business Days after the date a Claim is first Allowed, all distributions payable on account of such Claim shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to the Reorganized Debtors or their successors or assigns, and all claims of any other Entity (including the holder of a Claim in the same Class) to such distribution shall be discharged and forever barred.  The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

6.9	Satisfaction of Claims.

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.10	Manner of Payment Under Plan.

Except as specifically provided herein, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made under this Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.11	Fractional Shares and Notes and De Minimis Cash Distributions.

No fractional Parent Ordinary Shares shall be distributed.  When any distribution would otherwise result in the issuance of a number of Parent Ordinary Shares that is not a whole number, the Parent Ordinary Shares subject to such distribution shall be rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number, and (b) fractions less than 1/2 shall be rounded to the next lower whole number.  The total number of Parent Ordinary Shares to be distributed on account of Allowed Senior Notes Claims will be adjusted as necessary to account for the rounding provided for herein.  No consideration will be provided in lieu of fractional shares that are rounded down.  Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of Parent Ordinary Shares or Fifty Dollars ($50.00) in Cash.  Fractional Parent Ordinary Shares that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Reorganized Paragon.

6.12	No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in this Plan, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, Plan Distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.3 of this Plan.

6.13	Allocation of Distributions Between Principal and Interest.

Except as otherwise provided in this Plan and subject to Section 6.3 of this Plan, to the extent that any Allowed Secured Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

6.14	Exemption from Securities Laws.

The issuance of and the distribution under this Plan of the Parent Ordinary Shares, the 2016 Deferred Cash Payment, and the 2017 Deferred Cash Payment shall be exempt from registration under the Securities Act and any other applicable securities laws to the fullest extent permitted by section 1145 of the Bankruptcy Code.  These securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code.  In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

6.15	Setoffs and Recoupments.

Each Reorganized Debtor, or such entity’s designee as instructed by such Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, offset or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Allowed Claim any and all claims, rights, and Causes of Action that a Reorganized Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Reorganized Debtor or it successor or assign may possess against such holder.

6.16	Rights and Powers of Disbursing Agent.

(a)            Powers of Disbursing Agent.  The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments provided for under this Plan; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers (A) as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date) or pursuant to this Plan or (B) as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

(b)            Expenses Incurred on or After the Effective Date.  Except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

6.17	Withholding and Reporting Requirements.

(a)            In connection with this Plan and all instruments issued in connection therewith and distributed thereon, the Reorganized Debtors and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan.

(b)            Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Reorganized Debtors and the Disbursing Agent have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

(c)            The Reorganized Debtors and the Disbursing Agent may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim provide any information necessary to allow the distributing party to comply with any such withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority.  If the Reorganized Debtors or the Disbursing Agent make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

ARTICLE VII.	PROCEDURES FOR RESOLVING CLAIMS.

7.1	Disputed Claims Generally.

(a)            Filing Proofs of Claim.  Holders of Claims need not file proofs of Claim with the Bankruptcy Court.  In the event that a holder of a Claim elects to file a proof of Claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the determination, liquidation, allowance, or disallowance of such Claim.

(b)            Disputed Claims.  If the Debtors dispute any Claim as to which no proof of claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced.  Notwithstanding section 502(a) of the Bankruptcy Code, and considering the Unimpaired treatment of all holders of General Unsecured Claims under this Plan, all proofs of claim filed on account of General Unsecured Claims shall be deemed Disputed without further action by the Debtors.  Upon the Effective Date, all proofs of claim filed against the Debtors on account of General Unsecured Claims (including those filed after the Effective Date), shall be deemed withdrawn.  The deemed withdrawal of all proofs of claim filed on account of General Unsecured Claims is without prejudice to such claimant’s right to assert such Claim in any forum as if the Chapter 11 Cases had not been commenced.

7.2	Objections to Fee Claims.

Any objections to Fee Claims shall be served and filed (a) no later than thirty (30) days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtors.

7.3	Estimation of Claims.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors had previously objected to or otherwise disputed such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.4	Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in this Plan are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with this Plan by any mechanism approved by the Bankruptcy Court.

7.5	No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under this Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.6	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan.  As soon as practicable after the date on which the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required by the Bankruptcy Code.

ARTICLE VIII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1	Assumption of Executory Contracts and Unexpired Leases.

(a)            As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Amount, all executory contracts and unexpired leases to which the Debtors are party shall be deemed assumed except for an executory contract or unexpired lease that (i) has previously been assumed or rejected pursuant to a final order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing, (iii) is the subject of a separate (A) assumption motion filed by the Debtors or (B) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (iv) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”).  The Debtors reserve the right to reject any executory contract or unexpired lease pursuant to this Plan.

(b)            Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to this Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

8.2	Determination of Cure Disputes and Deemed Consent.

(a)            Any monetary amounts by which any executory contract or unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, as applicable, upon assumption thereof.  Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intent to assume the contract or lease in connection with this Plan and setting forth the proposed Cure Amount (if any).  If a counterparty to any executory contract or unexpired lease that the Debtors or Reorganized Debtors intend to assume does not receive such a notice, the proposed Cure Amount for such executory contract or unexpired lease shall be deemed to be Zero Dollars ($0).

(b)            If there is a dispute regarding (i) any Cure Amount, (ii) the ability of the Debtors to provide adequate assurance of future performance (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective.  Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption and assignment of such executory contract or unexpired lease or the relevant Cure Amount within fifteen (15) days of the filing thereof, shall be deemed to have assented to such assumption and/or the Cure Amount and shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or the amount of such Cure Amount thereafter.

8.3	Survival of the Debtors’ Indemnification Obligations.

Any obligations of the Debtors pursuant to their corporate charters, by-laws, limited liability company agreements, memorandum and articles of association, or other organizational documents to indemnify current and former officers, directors, agents, or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud.  All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors.  Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code.

8.4	Compensation and Benefit Plans.

Unless otherwise provided in this Plan, all employment and severance policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.  For the avoidance of doubt, any awards granted under the Management Incentive Plan will be governed by such plan and will not be subject to any provisions of the foregoing assumed plans, programs, or arrangements.

8.5	Insurance Policies.

All insurance policies to which any Debtor is a party as of the Effective Date shall be deemed to be and treated as executory contracts and shall be assumed by the applicable Debtor or Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms.  All other insurance policies shall vest in the Reorganized Debtors.

8.6	Reservation of Rights.

(a)            Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, will constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)            Except as otherwise provided in this Plan, nothing shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

(c)            Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

(d)            If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE IX.	CONDITIONS PRECEDENT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

9.1	Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless all of the following conditions precedent have been satisfied:

(a)            the Plan Documents are reasonably satisfactory in all respects to the Debtors and the Required Plan Support Parties;

(b)            all conditions precedent to effectiveness of the Amended and Restated Credit Agreement shall have been satisfied or waived in accordance with the terms thereof;

(c)            the Bankruptcy Court has entered the Confirmation Order, which order shall not be subject to a stay of execution;

(d)            all Restructuring Expenses payable under the Plan Support Agreement and the Plan shall be paid by the Debtors before or on the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court in accordance with Section 5.11 of this Plan;

(e)            an order approving a definitive settlement agreement (the “Noble Settlement Agreement”) consistent with the Noble Term Sheet or otherwise in form and substance reasonably satisfactory to the Required Plan Support Parties shall have been entered and not be subject to a stay of execution;

(f)            the conditions precedent to effectiveness of the indenture with respect to the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment shall have been satisfied or waived in accordance with the terms thereof, and such indenture shall be in full force and effect and binding on all parties thereto, and shall have been qualified under section 307 of the Trust Indenture Act of 1939, as amended;

(g)            all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and

(h)            if applicable, the Amended Certificate of Incorporation of Reorganized Paragon shall have been filed with the appropriate governmental authority.

9.2	Waiver of Conditions Precedent.

(a)            Each of the conditions precedent to the occurrence of the Effective Date may be waived in writing by the Debtors subject to the written consent of the Required Plan Support Parties.  If any such condition precedent is waived pursuant to this section and the Effective Date occurs, each party agreeing to waive such condition precedent shall be estopped from withdrawing such waiver after the Effective Date or otherwise challenging the occurrence of the Effective Date on the basis that such condition was not satisfied.  If this Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.9 of this Plan, only the conditions applicable to the Debtor or Debtors for which this Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)            The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.3	Effect of Failure of a Condition.

If the conditions listed in Section 9.1 are not satisfied or waived in accordance with Section 9.2 on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as agreed to by the Required Plan Support Parties and the Debtors and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the other Plan Support Parties, or any other Entity.

ARTICLE X.	EFFECT OF CONFIRMATION.

10.1	Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the provisions of this Plan shall bind every holder of a Claim against or Interest in any Debtor and inure to the benefit of and be binding on such holder’s respective successors and assigns, regardless of whether the Claim or Interest of such holder is impaired under this Plan and whether such holder has accepted this Plan.

10.2	Vesting of Assets.

Except as otherwise provided in this Plan, on and after the Effective Date, all Assets of the Estates, including all claims, rights, and Causes of Action and any property acquired by the Debtors under or in connection with this Plan, shall vest in each respective Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, and Interests.  Subject to the terms of this Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and prosecute, compromise, or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for Professional Persons’ fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.3	Discharge of Claims Against and Interests in the Debtors.

Upon the Effective Date and in consideration of the distributions to be made under this Plan, except as otherwise provided in this Plan or in the Confirmation Order, each holder (as well as any trustee or agent on behalf of such holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date.  Except as otherwise provided in this Plan, upon the Effective Date, all such holders of Claims and Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in any Debtor or any Reorganized Debtor.

10.4	Term of Pre-Confirmation Injunctions and Stays.

Unless otherwise provided in this Plan, all injunctions and stays arising under or entered during the Chapter 11 Cases, whether under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the date of entry of the Confirmation Order, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5	Plan Injunction.

(a)            Except as otherwise provided in this Plan or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, a Debtor, a Reorganized Debtor, or an Estate or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against a Debtor, a Reorganized Debtor, or an Estate or its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against a Debtor, a Reorganized Debtor, or an Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims against or Interests in a Debtor or an Estate from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan and the Plan Documents.

(b)            By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Allowed Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, without limitation, the injunctions set forth in this section.

10.6	Releases.

(a)            Releases by the Debtors.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Plan Support Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.

(b)            Releases by Holders of Claims and Interests.  As of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, and except as otherwise provided in this Plan or in the Confirmation Order, the Released Parties are deemed forever released and discharged by (i) the holders of all Claims or Interests who vote to accept this Plan, (ii) the holders of Claims or Interests that are Unimpaired under this Plan, (iii) the holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan, (iv) the holders of Claims or Interests who vote to reject this Plan but do not opt out of granting the releases set forth herein, (v) the Revolving Credit Facility Agent, and (vi) the Senior Notes Indenture Trustee, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Restructuring Transactions, the Disclosure Statement, the Plan Support Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to this Plan, or any other act or omission, other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud.

(c)            Releases in the Noble Term Sheet.  As of the Effective Date, the releases contemplated in the Noble Term Sheet shall be granted.

(d)            Limitation on Releases and Exculpation.  Notwithstanding anything to the contrary in this Plan, nothing in this Article X of this Plan shall waive or release the Debtors, the Reorganized Debtors, and the Estates from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, and liabilities whatsoever, based on or relating to, or in any manner arising from, in whole or in part, nonpayment of the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment, if any.

10.7	Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Disclosure Statement, the Plan Support Agreement, the Restructuring Transactions, this Plan, or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for willful misconduct or gross negligence.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

10.8	Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated in this Plan.

10.9	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments thereof under this Plan take into account and conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, sections 510(a), 510(b), or 510(c) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.10	Retention of Causes of Action and Reservation of Rights.

Subject to Sections 10.6, 10.7 and 10.8 of this Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately before the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law.  Subject to Sections 10.6, 10.7 and 10.8 of this Plan, the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.11	Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract, or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; or (d) the Restructuring.

10.12	Indemnification and Reimbursement Obligations.

For purposes of this Plan, (a) the obligations of the Debtors to indemnify and reimburse their current and former directors or officers shall be assumed by the Reorganized Debtors and (b) indemnification obligations of the Debtors arising from services as officers and directors during the period from and after the Petition Date shall be Administrative Expense Claims.

ARTICLE XI.	RETENTION OF JURISDICTION.

11.1	Retention of Jurisdiction.

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over all matters arising in or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)            to hear and determine applications for the assumption of executory contracts or unexpired leases and any disputes over Cure Amounts resulting therefrom;

(b)            to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the entry of the Confirmation Order;

(c)            to hear and resolve any disputes arising from or related to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004 or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(d)            to ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan and the Confirmation Order;

(e)            to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)            to enter, implement, or enforce such orders as may be appropriate in the event that the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)            to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)            to hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)            to hear and determine all Fee Claims;

(j)            to resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(k)            to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments in furtherance of either (including, without limitation, the 2016 Deferred Cash Payment and the 2017 Deferred Cash Payment, if any), or any agreement, instrument, or other document governing or related to any of the foregoing;

(l)            to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order or the occurrence of the Effective Date, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release, exculpation, or injunction provisions set forth in this Plan, or to maintain the integrity of this Plan following the occurrence of the Effective Date;

(m)            to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)            to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)            to hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code;

(p)            to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose for determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(q)            to recover all Assets of the Debtors and property of the Estates, wherever located; and

(r)            to enter a final decree closing each of the Chapter 11 Cases;

provided that, on and after the Effective Date, the Bankruptcy Court shall not retain jurisdiction over any matters arising out of or related to the Amended and Restated Credit Agreement.

ARTICLE XII.	MISCELLANEOUS PROVISIONS.

12.1	Amendments.

(a)            Plan Modifications.  This Plan may be amended, modified, or supplemented by the Debtors, subject to the consent rights set forth in the Plan Support Agreement, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court.  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan, the Debtors, subject to the consent rights set forth in the Plan Support Agreement, may remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes of effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b)            Certain Technical Amendments.  Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect the treatment of holders of Claims or Interests under this Plan.

12.2	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors.  If, with respect to a Debtor, this Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity; (ii) prejudice in any manner the rights of such Debtor or any other Person or entity; or (iii) constitute an admission of any sort by any Debtor or any other Person or entity.

12.3	Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, the issuance, transfer, or exchange of any security or other property hereunder, as well as all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, and any assumption, assignment, or sale by the Debtors of their interests in unexpired leases of nonresidential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

12.4	Payment of Statutory Fees.

All fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid on the Effective Date, or as soon as practicable thereafter, by the Debtors or Reorganized Debtors.  Quarterly fees owed to the U.S. Trustee shall be paid when due in accordance with applicable law and the Debtors and Reorganized Debtors shall continue to file reports to show the calculation of such fees for the Debtors’ Estates until the Chapter 11 Cases are closed under section 350 of the Bankruptcy Code.  Each and every one of the Debtors shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of that particular Debtor’s case is closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

12.5	Severability.

Subject to Section 5.9 of this Plan, if, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation by the Bankruptcy Court, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable pursuant to its terms.

12.6	Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.7	Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties, and each of their respective successors and assigns.

12.8	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

12.9	Entire Agreement.

On the Effective Date, this Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

12.10	Computing Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth in this Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.11	Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to this Plan (including the Plan Supplement) are incorporated into and are a part of this Plan as if set forth in full herein.

12.12	Notices.

All notices, requests, and demands to or upon the Debtors or Reorganized Debtors, as applicable, shall be in writing (including by email transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered, addressed as follows:

(a)	If to the Debtors or Reorganized Debtors:

Paragon Offshore plc
3151 Briarpark Drive
Houston, Texas  77042
Attn:    Todd Strickler, Vice President, General Counsel, and Corporate Secretary
Telephone: (832) 783-4000
Email: tstrickler@paragonoffshore.com

– and –

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn:     Mark D. Collins, Esq.
Telephone:  (302) 651-7700
Emal: collins@rlf.com

– and –

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attn:	Gary T. Holtzer, Esq.
Stephen A. Youngman, Esq.
Telephone:  (212) 310-8000
Email:	gary.holtzer@weil.com
stephen.youngman@weil.com

(b)	If to Ad Hoc Committee of Senior Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:	Andrew N. Rosenberg
Elizabeth R. McColm
Telephone:  (212) 373-3000
Email:	arosenberg@paulweiss.com
emccolm@paulweiss.com

(c)	If to the Revolving Credit Facility Agent

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:	Sandeep Qusba, Esq.
Kathrine A. McLendon, Esq.
Telephone: (212) 455-2000
Email:	squsba@stblaw.com
kmclendon@stblaw.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

12.13	Reservation of Rights.

Except as otherwise provided herein, this Plan shall be of no force or effect unless the Bankruptcy Court enters the Confirmation Order.  None of the filing of this Plan, any statement or provision of this Plan, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

Dated:	February 14, 2016
Houston, Texas

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PARAGON OFFSHORE PLC

By:
Name:
Title:

PARAGON INTERNATIONAL FINANCE COMPANY

By:
Name:
Title:

PARAGON OFFSHORE FINANCE COMPANY

By:
Name:
Title:

PARAGON OFFSHORE LEASING (SWITZERLAND) GMBH

By:
Name:
Title:

PARAGON OFFSHORE CONTRACTING GMBH

By:
Name:
Title:

PARAGON HOLDING NCS 2 S.Á R.L.

By:
Name:
Title:

PARAGON OFFSHORE (LUXEMBOURG) S.Á R.L.

By:
Name:
Title:

PARAGON OFFSHORE LEASING (LUXEMBOURG) S.Á R.L.

By:
Name:
Title:

PARAGON OFFSHORE INTERNATIONAL LTD.

By:
Name:
Title:

PARAGON DUCHESS LTD.

By:
Name:
Title:

PARAGON (MIDDLE EAST) LIMITED

By:
Name:
Title:

PARAGON ASSET COMPANY LTD.

By:
Name:
Title:

PARAGON ASSET (ME) LTD.

By:
Name:
Title:

PARAGON HOLDING SCS 2 LTD.

By:
Name:
Title:

PARAGON FDR HOLDINGS LTD.

By:
Name:
Title:

PARAGON HOLDING SCS 1 LTD.

By:
Name:
Title:

PARAGON OFFSHORE (NORTH SEA) LTD.

By:
Name:
Title:

PARAGON ASSET (UK) LTD.

By:
Name:
Title:

PARAGON OFFSHORE HOLDINGS US INC.

By:
Name:
Title:

PARAGON DRILLING SERVICES 7 LLC

By:
Name:
Title:

PARAGON OFFSHORE DRILLING LLC

By:
Name:
Title:

PARAGON LEONARD JONES LLC

By:
Name:
Title:

PARAGON OFFSHORE DO BRASIL LTDA.

By:
Name:
Title:

PARAGON OFFSHORE (NEDERLAND) B.V.

By:
Name:
Title:

PGN OFFSHORE DRILLING (MALAYSIA) SDN. BHD.

By:
Name:
Title:

PARAGON OFFSHORE (LABUAN) PTE. LTD.

By:
Name:
Title:

Exhibit A

Amended and Restated Credit Agreement Term Sheet

PROJECT OCULUS
Summary of Terms and Conditions

This term sheet (this “Term Sheet”) is a summary of terms and conditions under which the parties under that certain Senior Secured Revolving Credit Agreement, dated as of June 17, 2014, by and among Paragon Offshore plc and Paragon International Finance Company, as borrowers, each of the guarantors named therein, the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, modified, or otherwise supplemented from time to time (the “Existing Credit Agreement”),  are agreeing to restructure the outstanding obligations under the Existing Credit Agreement.  On the closing date of such restructuring, the outstanding amounts under the Existing Credit Agreement shall be deemed to be issued under an amended and restated agreement pursuant to which:  (a) the Revolving Credit Commitment Amount under, and as defined in, the Existing Credit Agreement shall be permanently reduced by (i) $165 million of cash paydown, plus (ii) any remaining availability, (b) all outstanding Revolving Loans (after giving effect to the permanent reduction set forth in clause (a)) under, and as defined in, the Existing Credit Agreement (the “Existing Revolving Loans”) will be converted into the Term Loan (as defined below) and (c) all outstanding Letters of Credit under, and as defined in, the Existing Credit Agreement (the “Existing Letters of Credit”), shall be deemed issued under the L/C Facility (as defined below), in each case subject to the terms and conditions set forth in this Term Sheet. No commitment or obligation shall arise or exist under or in connection with this Term Sheet or any negotiations, discussions, drafts or other communications pursuant to, or in connection with, this Term Sheet unless, until, and subject to, the execution and delivery by the relevant parties of written, definitive documentation including the Plan Support Agreement to which this Term Sheet shall be annexed (the “Plan Support Agreement”).

1.	PARTIES

Borrower:	Paragon Offshore plc and Paragon International Finance Company, as joint and several borrowers (the “Borrowers”).

Guarantors:
The existing guarantors, together with the Borrowers’ direct and indirect, existing and future, subsidiaries, except (i) to the extent such guarantee (a) could reasonably be expected to result in material and adverse tax consequences to the Borrowers, (b) is contractually prohibited by contracts in existence on the Closing Date (as defined below) or at the time such subsidiary becomes a subsidiary or (c) is prohibited by applicable law, rule or regulation (including any requirement to obtain governmental authority or third party consent) and (ii) Prospector Rig 6 Owning Company S.a.r.l., Prospector Rig 7 Owning Company S.a.r.l. and Propsector Rig 8 Owning Company S.a.r.l.; provided, that in respect of this clause (ii), that this exclusion shall cease to apply to any such entity to the extent that such entity takes any title interest in the applicable rig (the “Guarantors”; together with the Borrowers, the “Loan Parties”); provided that, if it is judicially determined by a court of competent jurisdiction that the addition of any new Guarantor would result in a conflict with the reinstatement of the facility under the Existing Term Loan Agreement (as defined below), then the Administrative Agent will elect (in its discretion) to either (a) forego such additional Guarantor or (b) permit such Guarantor to guarantee the Existing Term Loan Agreement on the same terms and conditions as the Facilities to the extent permitted by such court.

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”).

Lenders:	The current syndicate of banks, financial institutions and other entities under the Existing Credit Agreement (collectively, the “Lenders”).

2. TYPES AND AMOUNTS OF FACILITIES

A. Term Loan Facility

Type and Amount:
The Existing Revolving Loans shall be converted to a term loan under a five-year term loan facility (the “Term Loan Facility”) in the aggregate amount of $544[1] million (the loan thereunder, the “Term Loan”).

Maturity and Amortization:
The Term Loan will mature on the earlier of (x) the date that is five years after the Closing Date  and (y) the 91st day prior to the maturity date of the obligations under the Term Loan Agreement (as defined in the Existing Credit Agreement including any extension, modification, renewal, refinancing or replacement of the Term Loan Agreement, in each case, to the extent permitted by the terms of the Credit Documentation (as defined below)), or any such replacement agreement pursuant to the Paragon Plan (as defined in the Plan Support Agreement) in effect on the Closing Date that is satisfactory to the Administrative Agent and the Lenders (the “Existing Term Loan Agreement”) (such earlier date, the “Maturity Date”).

There shall be no amortization on the Term Loan, and any outstanding amounts of the Term Loan shall be repaid on the Maturity Date.

Availability:	The Term Loan shall be deemed made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loan may not be reborrowed.

1 Amount to be confirmed.

2

B. L/C Facility:

Type and Amount:
The Existing Letters of Credit shall be deemed issued under a letter of credit facility (the “L/C Facility” and, together with the Term Loan Facility, the “Facilities”) with a duration and maturity the same as the duration and maturity of the Term Loan Facility; the availability thereunder (including, for the avoidance of doubt, any commitment to provide Letters of Credit and any issued and undrawn Letters of Credit issued or deemed issued thereunder), the “L/C Availability” and such Existing Letters of Credit and any additional letters of credit issued thereunder, the “Letters of Credit”) in the initial aggregate amount of $89[2] million.

Availability and Maturity:	The L/C Facility shall be available at any time on a revolving basis during the period commencing on the Closing Date and ending on the Maturity Date, subject to the following:

(a)          If any Existing Letter of Credit shall expire or terminate by its terms while the underlying obligation to provide the applicable Existing Letter of Credit is still in existence, such Existing Letter of Credit shall be permitted to be extended, replaced or renewed in support of such underlying obligation; provided, that, with respect to such extended, replaced or renewed letter of credit (i) (A) the face amount shall be no greater than the face amount of the applicable Existing Letter of Credit, (B) the draw conditions shall be identical to the draw conditions under the applicable Existing Letter of Credit and (C) the beneficiary shall either be (x) the same as the beneficiary under the applicable Existing Letter of Credit or (y) a successor to or affiliate of the beneficiary under the applicable Existing Letter of Credit or (ii) the face amount, draw conditions, beneficiary and other terms shall otherwise be satisfactory to the Administrative Agent and the applicable Issuing Lender as determined in each of their sole discretion.

(b)         L/C Availability shall be permanently reduced (i) until the L/C Availability, when taken together with the aggregate outstanding amount of L/C Loans (as defined below) (collectively, the “L/C Exposure”) is equal to $65 million, dollar-for-dollar for each Existing Letter of Credit terminated (except as may be extended, replaced or renewed under clause (a) above) or resized to a lower face amount and (ii) on or before December 31, 2018 (any such date of reduction, the “L/C Availability Reduction Date”) by an amount until the L/C Exposure shall not exceed $65 million; provided that if on the L/C Availability Reduction Date the aggregate outstanding amount of Letters of Credit exceeds $65 million notwithstanding the Borrowers diligent efforts to replace such Letters of Credit, the Borrowers shall cash collateralize such Letters of Credit in an amount equal to 103% of such excess pursuant to terms satisfactory to the Issuing Lenders and the Administrative Agent.

2 Amount to be confirmed.

3

(c)          Notwithstanding anything to the contrary set forth above, at any time during the period from the Closing Date until the L/C Availability Reduction Date (such period, the “Initial Availability Period”), (x) the Borrowers may request, and, subject to the terms and conditions set forth in this Term Sheet, the Issuing Lender shall issue (and the Lenders shall purchase participations in), letters of credit in an aggregate amount outstanding at any time during such period of up to $5 million so long as the L/C Exposure is less than $75 million or (y) the Borrowers may request letters of credit in a face amount not to exceed $5 million outside of the Facilities to backstop obligations of the Borrowers and their subsidiaries in respect of performance and bid bonds or security deposits in the ordinary course of business and provide cash collateral with respect thereto in an aggregate amount outstanding at any time during such period not to exceed $5.25 million.

(d)          No Letter of Credit (other than Existing Letters of Credit) shall have an expiration date after the earlier of (i) one year after the date of issuance unless consented to by the Issuing Lender and the Administrative Agent and (ii) five business days prior to the Maturity Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

Any cash collateral provided (i) to the Issuing Lenders pursuant to clause (b) above or (ii) with respect to letters of credit issued pursuant to clause (c)(y) above, is collectively referred to herein as the “Cash Collateral”.

L/C Availability Reductions:
The L/C Availability may be reduced, in whole or in part without premium or penalty, in minimum amounts to be agreed, at the option of the Borrowers at any time upon one day’s prior notice, and the L/C Availability shall be permanently reduced as set forth in the section above titled “Availability and Maturity”.

Issuing Lenders:	The issuing lenders under the Existing Credit Agreement (each an “Issuing Lender”) subject to allocation of fronting exposure to be agreed upon in the Credit Documentation.

Drawings:
Drawings under any Letter of Credit, if not reimbursed by the Borrowers within five business days after the Borrowers have received notice from the applicable Issuing Lender that such draft has been paid (and if so reimbursed shall not reduce the L/C Availability), shall be deemed to be term loans under the L/C Facility (the “L/C Loans” and, together with the Term Loan, collectively, the “Loans”) and, notwithstanding anything to the contrary, shall permanently reduce the L/C Availability in the amount of any such L/C Loans.

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There shall be no amortization on the L/C Loans, and all outstanding L/C Loans will be repayable on the Maturity Date.

Use of Proceeds:
The Letters of Credit shall be issued (a) during the Initial Availability Period, to backstop obligations of the Borrowers and their subsidiaries in respect of performance and bid bonds or security deposits in the ordinary course of business and (b) after the L/C Availability Reduction Date, to support the general corporate purposes of the Borrowers or one or more of their subsidiaries; provided, however, in no event shall the Borrowers, directly or indirectly, request or facilitate a drawing (or consent to any transaction or settlement that would directly result in a drawing) under the Existing Letter of Credit in favor of Travelers Casualty and Surety Company of America or any successor thereto in connection with a settlement or other agreement in respect of the outstanding amounts payable by  Petróleos Mexicanos or its affiliates to the Loan Parties.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments:
Loans may be prepaid, in whole or in part without premium or penalty, in minimum amounts to be agreed, at the option of the Borrowers at any time upon one day’s (or, in the case of a prepayment of Eurodollar Loans (as defined in Annex I hereto), three days’) prior notice, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Mandatory Prepayments and Cash Collateralization of Letters of Credit:
Subject to the terms and conditions of the Existing Term Loan Agreement, any amounts permitted to be retained by the Loan Parties or otherwise excluded from the prepayment requirements under the Existing Term Loan Agreement shall be required to be applied to the Facilities as described below; provided that the lenders under the Existing Term Loan Agreement shall continue to receive mandatory prepayments as required pursuant to the terms of the Existing Term Loan Agreement:

(a)          from all net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Borrowers and their restricted subsidiaries with a fair market value in excess of $500,000 and less than $30 million; provided, that with respect to the proceeds of such asset sales with a fair market value of less than $30 million, at any time when the Borrowers have liquidity equal to 100-110% of the Minimum Liquidity amount specified in paragraph (c) under the header “Financial Covenants” (without giving effect to any reductions thereof during a grace period) the Borrowers shall be permitted to retain up to 30% of the net cash proceeds of such asset sale;

5

(b)          from (i) all net cash proceeds from issuances or incurrences of debt or Disqualified Stock (to be defined in a manner substantially similar to the definition of such term in the Existing Term Loan Agreement) by the Borrowers and their subsidiaries and (ii) 50% of the net cash proceeds from issuances of equity interests that do not constitute Disqualified Stock;

(c)          from 50% of the Borrowers’ and their subsidiaries’ (except for the Prospector subsidiaries) Excess Cash Flow (to be defined in a manner consistent with the Existing Term Loan Agreement, subject to modifications to be agreed among the Administrative Agent, the Lenders and the Borrowers, including, but not limited to, the deletions of (i) the reduction for optional prepayments (including pursuant to open market purchases, Dutch auctions or other prepayments) of the Existing Term Loans) and (ii) the reduction for dividends payable in reliance on Section 7.5(b)(viii) of the Existing Term Loan Agreement) ; such payment to be due on the same day that the excess cash flow prepayment is due under the Existing Term Loan Agreement; provided, that such amount shall be reduced on a dollar-for-dollar basis by optional prepayments of the Loans (excluding, for the avoidance of doubt, any Loans purchased on the open market, purchased pursuant to any Dutch auction or similar procedure or otherwise prepaid at a discount) or optional cash collateralization of Letters of Credit issued under the L/C Facility;

(d) from 50% of the net cash proceeds from extraordinary events to be defined in a manner to be mutually agreed;

(e)          to be paid on the last business day of each quarter, from (x) 100% of cash proceeds in excess of $15 million from Tax Refunds (to be defined in a manner to be mutually agreed  but to exclude amounts in respect of VAT, withholding or payroll taxes) attributable to all tax returns filed in the fiscal year 2016, (y) without duplication of clause (x), 25% of cash proceeds from Tax Refunds received in the fiscal year 2017, and (z) without duplication of clause (x), 50% of cash proceeds from Tax Refunds received in the fiscal year 2018 or any fiscal year ended thereafter; and

6

(f) upon a Change of Control (to be defined in a manner consistent with Section 8.1(j) of the Existing Credit Agreement, but modified to delete the exception for Noble Corporation).

All mandatory prepayments of Loans and Cash Collateralization of the Letters of Credit will be applied, first, to the Loans (ratably among the Term Loan and the L/C Loans) and, second, to the Cash Collateralization of the Letters of Credit.  Any payment or prepayment of the Loans may not be reborrowed. It being understood and agreed that, if it is judicially determined by a court of competent jurisdiction that any of the mandatory prepayments above would result in a conflict with the reinstatement of the Existing Term Loan Agreement, then the Administrative Agent (in its discretion) will elect to either (a) share such mandatory prepayments ratably with the Existing Term Loan Lenders to the extent permitted by such court or (b) forego the applicable mandatory prepayment.

The L/C Availability shall be reduced by the aggregate principal amount of any L/C Loans deemed issued.

“Cash Collateralization” shall mean as to any Letter of Credit, the requirement to provide cash collateral in respect thereof in an amount equal to 103% of the face amount such letter of credit pursuant to terms satisfactory to the applicable Issuing Lender and the Administrative Agent.

4. COLLATERAL

Collateral:
To the fullest extent permitted under the Term Loan Agreement, the obligations of each of the Borrowers and the Guarantors in respect of the Facilities shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, cash and cash equivalents, intellectual property, real property and all of the capital stock of its direct subsidiaries including the Borrowers (limited, in the case of foreign subsidiaries, to 66-⅔% of the capital stock thereof to the extent a pledge of a greater percentage could reasonably be expected to result in material and adverse tax consequences)), except for (a) those assets as to which the Administrative Agent shall determine in its sole discretion that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby, and (b) other customary exceptions the Administrative Agent may agree to in its sole discretion.  For avoidance of doubt, (x) on the Closing Date, (i) an aggregate amount of the Facilities not to exceed $150 million (provided, that such amount may be reduced by up to $5 million to provide for the cash collateralization of letters of credit issued pursuant to clause (c)(y) under the heading “Availability and Maturity” but only to the extent that no other exception is available under the Existing Term Loan Agreement to permit the posting of such cash collateral) shall be secured by not less than a commensurate amount of the Borrowers’ and the Guarantors’ unrestricted cash and cash equivalents (or in the case there is insufficient cash and cash equivalents, other assets satisfactory to the Lenders), and (ii) the Facilities shall be secured by the stock of Prospector Rig 6 Owning Company S.a.r.l., Prospector Rig 7 Owning Company S.a.r.l. and Propsector Rig 8 Owning Company S.a.r.l., in each case free of liens other than those permitted under the Credit Documentation and (y) on and after the Closing Date, any additional assets acquired by the Loan Parties, including without limitation, the Prospector assets upon the termination of the sale leaseback arrangements with respect thereto, shall be pledged as collateral solely for the benefit of the Facilities, provided, however, if it is judicially determined by a court of competent jurisdiction that the granting of any such collateral described in the foregoing clauses (x)(ii) and (y) will conflict with the reinstatement of the Existing Term Loan Agreement, then the Administrative Agent (in its discretion) will elect to either (a) forego such collateral or (b) share such collateral equally and ratably shared with the Existing Term Loan Agreement to the extent permitted by such court.

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5. CERTAIN CONDITIONS

Initial Conditions:	The availability of the Facilities on the Closing Date will be subject to the conditions precedent set forth in Annex II attached to the Plan Support Agreement.

On-Going Conditions:
After the Closing Date, the issuance of each Letter of Credit shall be conditioned upon (a) the accuracy in all material respects (and in all respects if qualified by materiality) of all representations and warranties in the definitive documentation for the Facilities and (b) there being no default or event of default in existence at the time of, or after giving effect to, such extension of credit.

6. DOCUMENTATION

Credit Documentation:
The definitive documentation for the Facilities (the “Credit Documentation”) shall be substantially similar to the definitive documentation executed in connection with the Existing Credit Agreement except as otherwise agreed in this Term Sheet or mutually agreed between the Borrowers, the Administrative Agent and the Lenders.  It is understood and agreed that definitions, representations and warranties, covenants and covenant exceptions will be added, deleted or otherwise modified as agreed to among the Administrative Agent, Borrowers and Lenders to reflect the terms hereof.

8

Financial Covenants:	Including:

(a)
A maximum net leverage ratio (the “Net Leverage Ratio”), defined as the ratio of total net indebtedness to EBITDA (in each case defined in a manner to be agreed, but with respect to the calculation of total net indebtedness, excluding cash and cash equivalents held in the Rental Reserve Account (as defined in each applicable Prospector lease agreement) and including other cash and cash equivalents of the Prospector subsidiaries and the indebtedness of the Prospector subsidiaries), at the levels specified in the following table, tested quarterly for the four consecutive quarters then ended beginning with the first fiscal quarter ending 2018:

Quarter Ending	Maximum Leverage Ratio
March 31, 2018	5.50:1.00
June 30, 2018	5.00:1.00
September 30, 2018	4.50:1.00
December 31, 2018	4.00:1.00
March 31, 2019	3.10:1.00
June 30, 2019 and thereafter	3.00:1.00

(b)
A minimum interest coverage ratio (the “Interest Coverage Ratio”), defined as the ratio of EBITDA to total interest expense (defined in a manner to be agreed upon), at the levels specified in the following table, tested quarterly for the four consecutive quarters then ended beginning with the first fiscal quarter ending in 2018.

Quarter Ending	Minimum Interest Coverage Ratio
March 31, 2018	2.75:1.00
June 30, 2018	3.00:1.00
September 30, 2018	3.25:1.00
December 31, 2018	3.50:1.00
March 31, 2019 and thereafter	4.00:1.00

(c)
A requirement to maintain minimum liquidity (“Minimum Liquidity”), to be defined to (i) include (w) all unrestricted cash and cash equivalents of the Borrowers and their subsidiaries with respect to which the Administrative Agent has a first priority lien for the benefit of the Lenders, (x) unrestricted cash and cash equivalents of the Borrowers and their subsidiaries (other than Prospector subsidiaries) with respect to which the Administrative Agent does not have a first priority lien for the benefit of the Lenders up to an aggregate amount to be mutually agreed, (y) the Cash Collateral and (z) cash and cash equivalents of the Prospector subsidiaries not held in the Rental Reserve Account (as defined in each applicable Prospector lease agreement) up to an aggregate amount of $20 million and (ii) exclude any cash and cash equivalents of the Prospector subsidiaries to which clause (c)(i)(z) above does not apply.  Minimum Liquidity shall not at any time be less than the amount of $110 million, subject to a grace period described in “Events of Default” below.

9

Representations and Warranties:	Subject to “Credit Documentation” above, substantially similar to those provided under the Existing Credit Agreement.

Affirmative Covenants:	Subject to “Credit Documentation” above, substantially similar to those provided under the Existing Credit Agreement.

Negative Covenants:
Substantially similar to those provided under the Existing Credit Agreement subject to certain modifications (a) as set forth on Annex III attached to the Plan Support Agreement and (b) as described in “Credit Documentation” above.

Events of Default:
Subject to “Credit Documentation” above, substantially similar to those provided under the Existing Credit Agreement; provided that with respect to the Minimum Liquidity covenant there shall be a 60-day grace period so long as Minimum Liquidity shall at all times be greater than or equal to $95 million.

Voting:
Customary for financings of this type, including that amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Loans and L/C Availability (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any principal payment or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral, (iii) releases of all or substantially all of the Guarantors and (iv) changes in the pro rata sharing provisions and (c) the consent of Lenders holding more than 50% of the aggregate amount of L/C Loans and the L/C Availability shall be required with respect to the waiver of any Default or Event of Default to permit the Borrowers to request additional Letters of Credit.

10

The Credit Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 66-2/3% of the aggregate amount of the Loans and L/C Availability shall have consented thereto.

Assignments and Participations:	Same as provided under the Existing Credit Agreement; provided that the Term Facility and L/C Facility shall trade as separate tranches.

Yield Protection:	Same as provided under the Existing Credit Agreement.

Defaulting Lenders:	Same as provided under the Existing Credit Agreement.

Expenses and Indemnification:	Same as provided under the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent:	Simpson Thacher & Bartlett LLP Landis Rath & Cobb LLP

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Annex I
INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrowers may elect that the Loans bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on LIBOR01 Page published by Reuters; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate (before giving effect to any adjustment for reserve requirements) be less than 1.00% per annum.

“Applicable Margin” means with respect to Loans, the greater of (a) (i) 3.50%, in the case of ABR Loans and (ii) 4.50%, in the case of Eurodollar Loans and (b) the rates applicable to the term loan under the Term Loan Agreement.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

Interest Payment Dates:	In the case of ABR Loans, payable in cash monthly in arrears.

In the case of Eurodollar Loans, payable in cash on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

In addition to the interest payable above, at any time Minimum Liquidity is below $110 million, interest shall accrue on the Loans at a rate per annum equal to 2.00%, payable in kind on each interest payment date described above.

Availability Fees:	The Borrowers shall pay a fee calculated at a rate per annum equal to 1.00% on the average daily unused portion of the L/C Availability, payable quarterly in arrears.

Letter of Credit Fees:
The Borrowers shall pay a fee (a) on the face amount of each Letter of Credit that has not been Cash Collateralized at a per annum rate equal to the Applicable Margin in respect of Eurodollar Loans and (b) on the face amount of each Letter of Credit that has been Cash Collateralized at a per annum rate equal to 0.50%;  provided, that, in each case, at any time Minimum Liquidity is below $110 million, an additional fee shall accrue on such face amount at a rate per annum equal to 2.00%.  Such fee shall be shared ratably among the Lenders participating in the L/C Facility and shall be payable (or paid-in-kind, as the case may be) quarterly in arrears.

A fronting fee in an amount consistent with the Existing Credit Agreement on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account.  In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:
At any time when an event of default exists, after giving effect to any applicable grace period, all outstanding amounts under the Facilities shall bear interest at 2.00% per annum above the rate otherwise applicable thereto (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to ABR Loans from time to time).

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

I - 2

Annex II
CONDITIONS PRECEDENT

The availability of the Facilities shall be subject to the satisfaction of the following conditions.

1.            Each party thereto shall have executed and delivered the Credit Documentation on terms reasonably satisfactory to the Administrative Agent and the Lenders, and the Lenders shall have received:

a.	customary closing certificates substantially similar to those delivered in connection with the Existing Credit Agreement and customary legal opinions;

b.	a certificate from the chief financial officer of the Borrowers, in form and substance reasonably acceptable to the Lenders, certifying that the Borrowers and their subsidiaries, on a consolidated basis after giving effect to the Closing Date and the other transactions contemplated hereby, are solvent;

c.	insurance certificates, to the extent reasonably requested by the Administrative Agent; and

d.	good standing certificates (or the equivalent) from the appropriate government agency of each Borrower’s and each Guarantor’s jurisdiction of organization (to the extent applicable in such jurisdiction).

2.            Each of the representations and warranties of the Borrowers and their restricted subsidiaries set forth in the definitive documentation shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the closing date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

3.            No default or event of default shall have occurred and be continuing.

4.            Substantially concurrently with the Closing Date, the confirmation order in respect of the Paragon Plan as contemplated by the Plan Support Agreement shall be in full force and effect and unstayed, unless waived in writing by the Lenders.

5.            All conditions precedent to effectiveness of the Paragon Plan shall have been satisfied, waived or modified to the reasonable satisfaction of the Administrative Agent, the effective date of the Paragon Plan shall have occurred and the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Paragon Plan in accordance with its terms shall have occurred.

6.            On the Closing Date, after giving effect to the transactions contemplated by the Paragon Plan, neither the Borrowers nor any of their restricted subsidiaries shall have any material indebtedness for borrowed money other than the Facilities, the facility under the Existing Term Loan Agreement and the obligation to make deferred payments in respect of the Senior Notes in accordance with the Paragon Plan (but, for the avoidance of doubt, no principal amount of the Senior Notes shall remain outstanding).

7.            The Lenders shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrowers and their subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrowers and their subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date.

8.            The Lenders shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrowers and their subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 60 days prior to the Closing Date, prepared after giving effect to the transactions contemplated by the Paragon Plan as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

9.            The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act a reasonable period in advance of the closing date.

10.            All fees and expenses required to be paid on the closing date to the Administrative Agent and the Lenders shall have been paid; provided that, in the case of expenses, the Borrower received an invoice at least two business days prior to the closing date.

11.            Receipt by the Administrative Agent of evidence satisfactory to it that all necessary governmental and third party approvals, if any, with respect to the facilities have been obtained or as otherwise provided in the Paragon Plan.

12.            Receipt by the Administrative Agent of lien searches as it may reasonably request.

13.            With respect to the Facilities, all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to liens permitted under the Credit Documentation) in the Collateral under the Facilities shall have been taken, subject to any post closing period the Administrative Agent may agree to in its sole discretion.

14.            Receipt by the Administrative Agent of such other documents as it may reasonably request.

II - 2

PRIVILEGED AND CONFIDENTIAL

Annex III
NEGATIVE COVENANTS – CURRENT EXCEPTIONS	LIMITATIONS ON CURRENT EXCEPTIONS	PROPOSED LIMITATIONS TO EXCEPTIONS
Section 7.2. Liens - “Permitted Liens”
(x) Liens securing Indebtedness or other obligations not exceeding at the time of Incurrence thereof (together with all such other Liens securing Indebtedness or other obligations outstanding pursuant to this clause at such time)  -  the greater of (i) $100,000,000 and (ii) three percent (3)% of Consolidated Net Tangible Assets.

(x) Liens securing Indebtedness or other obligations not exceeding at the time of Incurrence thereof (together with all such other Liens securing Indebtedness or other obligations outstanding pursuant to this clause at such time) $25,000,000.

Liens on cash collateral securing the Letter of Credit Debt Basket (as defined below) and not to exceed 103% of the face amount of the applicable letters of credit thereunder; provided that 7.2(b) shall not permit the incurrence of liens in respect of Letters of Credit or similar guarantees in excess of what is permitted pursuant to the Letter of Credit Debt Basket.

Section 7.3. Indebtedness
(c) Principal of Term Loans and Senior Notes can NOT exceed aggregate amount of $1,730,000,000 outstanding.

(f) not to exceed $100,000,000 in aggregate at any time outstanding

(g) debt assumed in connection with an acquisition

(h) Indebtedness (i) under Performance Guaranties and Performance Letters of Credit and (ii) with respect to letters of credit issued in the ordinary course of business

(i) aggregate principal amount of all Capitalized Lease Obligations and Indebtedness under this Section 7.3(i) shall not exceed at any one time outstanding $250,000,000.

(m) Indebtedness of any Restricted Subsidiary - aggregate principal amount at time of Incurrence does not exceed Subsidiary Debt Basket Amount.

(o) additional Indebtedness subject to pro forma Leverage Ratio of 3.50:1.00]

“Subsidiary Debt Basket Amount” means:

(a) if Leverage Ratio is ≤ 3.25 to 1.00, then ten percent (10%) of Consolidated Net Tangible Assets.

(b) if Leverage Ratio > 3.25 to 1.00, then five percent (5%) of Consolidated Net Tangible Assets.

(c) Principal of Term Loans can NOT exceed aggregate amount of $645,000,000 outstanding. No principal amount of Senior Notes will be permitted; deferred payments in respect of Senior Notes to be permitted pursuant to the Paragon Plan.

(f) not to exceed $10,000,000 in aggregate at any time outstanding.

(g) not to exceed $25,000,000 in the aggregate at any time.

(h)[Reserved].

(i) aggregate principal amount of all Capitalized Lease Obligations and Indebtedness under this Section 7.3(i) shall not exceed at any one time outstanding $25,000,000.

(m) Indebtedness of any Restricted Subsidiary - aggregate principal amount at time of Incurrence does not exceed Subsidiary Debt Basket Amount.

(o) [Reserved].

“Subsidiary Debt Basket Amount” means $10,000,000.

The letter of credit basket described in clause (c) of the “Availability and Maturity” section in the Term Sheet attached to the Plan Support Agreement (the “Letter of Credit Debt Basket”).

PRIVILEGED AND CONFIDENTIAL

Annex III
Section 7.4. Transactions with Affiliates	(ii) the Paragon Separation Transactions (iv) any transaction with Affiliate involving aggregate consideration of less than $20,000,000.	(ii) [Reserved] (iv) any transaction with Affiliate involving aggregate consideration of less than $5,000,000.
Definition of “Permitted Investments”	(n) not to exceed greater of (i) $25,000,000 and (ii) 1.0% of Consolidated Net Tangible Assets
(n) not to exceed the sum of (i) the Loan Parties’ aggregate investment in Prospector (it being understood that such amount shall not exceed amount of the Loan Parties’ investment in Prospector on the closing date) plus (ii) $15 million; provided, that no additional amounts shall be invested in the Prospector subsidiaries until such time as no more than $1 million of cash is held with Prospector subsidiaries (other than Prospector Offshore Drilling S.à r.l., Prospector Rig 1 Contracting Company S.à r.l., and Prospector Rig 5 Contracting Company S.à r.l.); provided, further, that with respect to any investment in an unrestricted subsidiary (other than Prospector subsidiaries), (x) the proceeds of such investments shall be used for operating expenses of the applicable unrestricted subsidiary and (y) the aggregate amount of cash and cash equivalents held at all unrestricted subsidiaries (other than Prospector subsidiaries) shall not exceed $5 million at the time of such investment  (the “Unrestricted Subsidiary Investment Basket”)

Section 7.5. Limitation on Restricted Payments
(b) “grower basket” based on Consolidated Net Income, Net Cash Proceeds reductions of debt, returns from investments

(vii) in connection with the Paragon Separation Transactions

(xi) not to exceed $50,000,000

(b) the lesser of (i) the “grower basket” in the Existing Credit Agreement and (ii) an aggregate amount not to exceed $10,000,000 (for the avoidance of doubt, this clause (ii) is an aggregate limit for the life of the Facilities).

(vii) [Reserved]

(xi) Not to exceed $10,000,000.

The payment of cash dividends and repurchases of equity interests shall be prohibited.

Notwithstanding anything to the contrary, the aggregate amount of investments in Unrestricted Subsidiaries (other than Investments in Prospector) shall not exceed the amount of the Unrestricted Subsidiary Investment Basket.

Notwithstanding anything to the contrary, until January 1, 2017 the Borrowers and their subsidiaries shall not acquire any interest in any rig without the prior written consent of the Required Lenders.

Section 7.6. Limitation on Asset Sales.	(i) Leverage Ratio is less than 3.00 to 1.00. (ii) Collateral Coverage Ratio is greater than 1.50 to 1.00.
(i) Dispositions of property with a Fair Market Value not in excess of $30,000,000 individually or $50,000,000 in the aggregate; provided that the Disposition of any “Cash Flow Positive Rig” (to be defined) in fiscal year 2016 and 2017 shall require the prior written consent of the Required Lenders.

(ii) other Dispositions of property approved by the Required Lenders.

PRIVILEGED AND CONFIDENTIAL

Annex III
Section 7.11 Limitation on Debt Payments and Amendments (section to be added)
No voluntary prepayments (including optional prepayments, open market purchases, Dutch auctions or similar purchases) of other Indebtedness.

Subject to the restrictions on amendment, restatement, replacement, restructuring or refinancing of the Existing Term Loan unless (a) consented to by the Required Lenders or (b) the Facilities are concurrently refinanced in full.

Section 7.12 Limitation on change to fiscal year of Borrower and Subsidiaries	Borrowers may not change their fiscal year without consent of the Required Lenders.

Exhibit B

Noble Term Sheet